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EXHIBIT 11

                        UNITED PAYORS & UNITED PROVIDERS, INC.
                                    AND SUBSIDIARIES
                   COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

                                      (Unaudited)

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                                                 Six Months Ended June 30,            Three Months Ended June 30,
                                            ---------------------------------       --------------------------------
                                                  1996              1995                  1996              1995
                                            ---------------   ---------------       --------------   ---------------


Net income (loss)                             $  5,009,725     $    (256,932)        $    2,559,855      $  (176,592)
                                            ===============   ===============        ===============   ===============

Weighted average number of common shares
outstanding                                      8,800,000         8,800,000              8,800,000        8,800,000
                                            ===============   ===============        ===============   ===============

Net income (loss) per common share            $       0.57     $       (0.03)        $         0.29      $     (0.02)
                                            ===============   ===============        ===============   ===============


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